                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              MOBIL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 G. G. Garney
                          Senior Assistant Secretary
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                          [LOGO OF MOBIL CORPORATION]


                                   NOTICE OF
                                     1996
                                ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

           --------------------------------------------------------
                            YOUR VOTE IS IMPORTANT!
             PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR
             PROXY CARD IN THE ENCLOSED ENVELOPE.
           --------------------------------------------------------

                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                          FAIRFAX, VIRGINIA 22037-0001

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Chairman's Letter.........................................................   1
Notice of Annual Meeting..................................................   2
Proxy Statement...........................................................   3
 General Information......................................................   3
  Item 1--Election of Directors...........................................   3
          Directors' Meetings and Compensation............................   7
          Committees of the Board.........................................   8
  Item 2--Approval and Ratification of Appointment of Independent
          Auditors........................................................   9
 Stockholder Proposals--General...........................................  10
  Item 3--Limit Authority to Issue Preferred Stock........................  10
  Item 4--Cumulative Voting...............................................  11
  Item 5--Discontinue Use of Stock Options................................  13
 Executive Compensation...................................................  14
 Ownership of Mobil Corporation Stock.....................................  24
 Proxies and Voting at the Meeting........................................  25
 Quorum and Vote Required for Approval....................................  25
 Attendance at Annual Meeting.............................................  26
 Proxy Solicitation.......................................................  26

[LOGO OF MOBIL CORPORATION]
                                                           3225 GALLOWS ROAD
                                                           FAIRFAX, VIRGINIA
                                                           22037-0001

                                                           LUCIO A. NOTO
                                                           CHAIRMAN OF THE
                                                           BOARD
                                                           CHIEF EXECUTIVE
                                                           OFFICER

                                           March 18, 1996

Dear Mobil Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held in the Grand Ballroom, Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia, on May 9, 1996.

  In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during 1995, followed by a question and answer period.

  Your participation in Mobil's business is important, regardless of the number of shares you hold. To ensure your representation, please sign, date and return the enclosed proxy card promptly.

  We look forward to seeing you on May 9th.

                                           Sincerely,

                                           /s/LUCIO A. NOTO

                                           Lucio A. Noto
                                           Chairman of the Board and
                                           Chief Executive Officer

                           NOTICE OF ANNUAL MEETING

                                  MAY 9, 1996
-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Mobil Corporation will be held in the Grand Ballroom at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 22090, on Thursday, May 9, 1996, at 10:00 A.M., for the following purposes:

  1. To elect six directors;

  2. To approve and ratify the appointment of Ernst & Young LLP as independent auditors;

  3. To act upon stockholder proposals;

and to transact such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 11, 1996 are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the Mobil Land Development Corporation, 11911 Freedom Drive, Suite 400, Reston, Virginia 22090-5606, for a period of ten days prior to the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS,


                                      /s/ CHARLES H. DUBOIS

                                      CHARLES H. DuBOIS

                                      SECRETARY

MOBIL CORPORATION
3225 Gallows Road
Fairfax, Virginia 22037-0001
March 18, 1996

                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                         FAIRFAX, VIRGINIA 22037-0001

                                PROXY STATEMENT

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mobil Corporation ("Mobil", the "Corporation" or the "Company") of proxies to be voted at the Annual Meeting of Mobil stockholders on May 9, 1996. This Proxy Statement, the accompanying proxy card, and Annual Report are being mailed to stockholders on or about March 18, 1996. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

  The number of voting securities of Mobil outstanding on March 11, 1996, the record date for the meeting, was (i) 394,592,477 shares of common stock, $2.00 par value per share, each share being entitled to one vote, and (ii) 91,822.92 shares of Series B ESOP Convertible Preferred Stock, $1.00 par value per share, each share being entitled to 100 votes, for a total of 403,774,769 votes.

  Stockholders of record at the close of business on March 11, 1996, are entitled to receive notice of the meeting and to vote the shares held on that date. If a stockholder is a participant in Mobil's Stock Purchase and Dividend Reinvestment Plan, the proxy card represents the number of shares in the Plan account, as well as shares registered in the participant's name.

  A stockholder who is a participant in the Mobil Oil Corporation Employees Savings Plan and the Mobil Oil Corporation Employee Stock Ownership Plan will receive a single proxy card which covers shares credited to such stockholder's Plan account plus shares of record registered in the same name. Accordingly, proxies executed by such a participant will serve as a voting instruction to the Trustee of those Plans. If a participant's Plan account is not carried in the same name as his or her shares of record, such participant will receive separate proxy cards for both individual and Plan holdings. If a participant in the Employees Savings Plan does not vote the shares credited to such participant's Plan account, such shares will be voted by the Plan's Trustee at the direction of Mobil. If a participant in the Employee Stock Ownership Plan does not vote the shares credited to the participant's Plan account, such shares will be voted by the Plan's Trustee in the same proportion as the shares that are voted by the other participants in the Plan.

ITEM 1-ELECTION OF DIRECTORS

  Mobil's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, the members of which serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each Annual Meeting for full three-year terms. The terms of office of six of the present directors will expire at this Annual Meeting.

  Six directors have been nominated for election for three-year terms expiring at the Annual Meeting in 1999 or until their successors are elected and qualified. The terms of the other eight directors will continue as indicated below.

  The ages of directors are as of March 1, 1996.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
BELOW.

                      NOMINEES FOR TERMS EXPIRING IN 1999
--------------------------------------------------------------------------------


 [PHOTO]      CHARLES A. HEIMBOLD, JR.


  Charles A. Heimbold, Jr., age 62,
has been a director since July 1,
1995. Since 1995, Mr. Heimbold has
been chairman and chief executive
officer of Bristol-Myers Squibb
Company (consumer products and
pharmaceuticals). He served as
executive vice president of
Bristol-Myers Squibb Company from
1991 to 1992, president from 1992
to 1994, and president and chief
executive officer from 1994 to
1995. Mr. Heimbold is a member of
the Committee on Directors and
Board Affairs and the Public Issues
Committee.
--------------------------------------


 [PHOTO]      SAMUEL C. JOHNSON


  Samuel C. Johnson, age 67, has been
a director since 1981. He is chairman
of the board of S. C. Johnson & Son,
Inc. (chemical specialty products). He
is also a director of Deere and
Company, H. J. Heinz Company, a
director and chairman of Johnson
International Inc., and a director and
chairman of Johnson Worldwide
Associates, Inc. Mr. Johnson is
chairman of the Public Issues
Committee and a member of the
Management Compensation and
Organization Committee.

------------------------------------------


 [PHOTO]      HELENE L. KAPLAN


  Helene L. Kaplan, age 62, has
been a director since 1989. She is
Of Counsel to Skadden, Arps, Slate,
Meagher & Flom, a law firm which
Mobil or affiliates of Mobil may
retain in 1996. Mrs. Kaplan is also
a director of Chemical Banking
Corporation, Chemical Bank, the May
Department Stores Company,
Metropolitan Life Insurance Company
and NYNEX. Mrs. Kaplan is a member
of the Committee on Directors and
Board Affairs, the Management
Compensation and Organization
Committee and the Audit Committee.

------------------------------------------





  [PHOTO]     LUCIO A NOTO


  Lucio A. Noto, age 57, joined
Mobil in 1962. He has been a
director since 1988, chairman and
chief executive officer since 1994,
and president and chief operating
officer since 1993. He was
previously chief financial officer
beginning in 1989. He has been a
director of Mobil Oil Corporation
since 1986 and chairman of the
board and chief executive officer
of Mobil Oil Corporation since
1994. He is also a director of
International Business Machines
Corporation. Mr. Noto is chairman
of the Executive Committee of Mobil
Corporation.

                      NOMINEES FOR TERMS EXPIRING IN 1999
--------------------------------------------------------------------------------


 [PHOTO]      AULANA L. PETERS


  Aulana L. Peters, age 54, has
been a director since 1992. She is
a partner in Gibson, Dunn &
Crutcher, a law firm which Mobil
retained during 1995 and may retain
in 1996. She is also a director of
the Minnesota Mining and
Manufacturing Company, Merrill
Lynch & Co., and Northrop Grumman
Corporation. Mrs. Peters is a
member of the Audit Committee and
the Public Issues Committee.

--------------------------------------


 [PHOTO]      EUGENE A. RENNA


  Eugene A. Renna, age 51, joined
Mobil in 1968. He has been a director
since 1986 and a director of Mobil Oil
Corporation since 1985. Since 1986, he
has been an executive vice president
of Mobil Oil Corporation and president
of its Marketing and Refining
Division. Mr. Renna is a member of the
Executive Committee of Mobil
Corporation.


                      DIRECTORS WHOSE TERMS EXPIRE IN 1997
--------------------------------------------------------------------------------


 [PHOTO]      DONALD V. FITES


  Donald V. Fites, age 62, has been
a director since 1990. He is
chairman and chief executive
officer of Caterpillar Inc. (heavy
machinery). He is also a director
of First Chicago NBD Corporation
and Georgia-Pacific Corporation.
Mr. Fites is a member of the
Committee on Directors and Board
Affairs, the Audit Committee and
the Public Issues Committee.

---------------------------------------


 [PHOTO]      CHARLES S. SANFORD, JR.


  Charles S. Sanford, Jr., age 59,
has been a director since 1990.
Since the beginning of this year he
has served as chairman, and from
1987 through 1995 he served as
chairman and chief executive
officer, of Bankers Trust New York
Corporation and its principal
subsidiary, Bankers Trust Company,
investment banking affiliates of
which performed services for Mobil
in 1995 and may do so in 1996. He
is also a director of J. C. Penney
Company, Inc. Mr. Sanford is a
member of the Management
Compensation and Organization
Committee, the Committee on
Directors and Board Affairs and the
Public Issues Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997
--------------------------------------------------------------------------------


 [PHOTO]      ROBERT G. SCHWARTZ


  Robert G. Schwartz, age 67, has
been a director since 1987. He is
the former chairman of the board,
president and chief executive
officer of Metropolitan Life
Insurance Company. He is a director
of Metropolitan Life Insurance
Company, Ascent Entertainment
Group, Inc., CS First Boston, Inc.,
COMSAT Corporation, Lone Star
Industries, Inc., Lowe's Companies,
Inc., Potlatch Corporation, The
Reader's Digest Association Inc.
and is a member of the board of
trustees of Consolidated Edison
Company of New York. Mr. Schwartz
is Chairman of the Management
Compensation and Organization
Committee and a member of the Audit
Committee.

--------------------------------------

 [PHOTO]      ROBERT O. SWANSON


  Robert O. Swanson, age 59, joined
Mobil in 1958. He has been a director
since 1991 and a director of Mobil Oil
Corporation since 1990. Since 1993,
Mr. Swanson has been a senior vice
president with responsibility for
Mobil Chemical Company; Mobil Mining
and Minerals Company; Mobil Land
Development Corporation; and Mobil
Technology Company. He was previously
executive vice president-international
of the Marketing and Refining Division
of Mobil Oil Corporation beginning in
1985. Mr. Swanson is a member of the
Executive Committee of Mobil
Corporation.


                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
--------------------------------------------------------------------------------


 [PHOTO]      LEWIS M. BRANSCOMB


  Lewis M. Branscomb, age 69, has
been a director since 1978. He is
Director, Science, Technology and
Public Policy, John F. Kennedy
School of Government, Harvard
University. Dr. Branscomb is the
former chief scientist and vice
president of International Business
Machines Corporation (information
systems). Dr. Branscomb is chairman
of the Audit Committee and a member
of the Committee on Directors and
Board Affairs.

--------------------------------------


 [PHOTO]      PAUL J. HOENMANS


  Paul J. Hoenmans, age 63, joined
Mobil in 1954. He has been a
director since 1985 and a director
of Mobil Oil Corporation since
1983. He is an executive vice
president of Mobil Oil Corporation
and since 1986 he has been
president of its Exploration and
Producing Division. Mr. Hoenmans is
a member of the Executive Committee
of Mobil Corporation.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998
-------------------------------------------------------------------------------


 [PHOTO]      ALLEN F. JACOBSON


  Allen F. Jacobson, age 69, has been
a director since 1988. He is the
former chairman of the board and chief
executive officer of Minnesota Mining
and Manufacturing Company (3M)
(manufacturer of diversified products)
and remains on the 3M Board. He is
also a director of Abbott
Laboratories, Northern States Power
Company, U.S. WEST, Inc., Valmont
Industries, Inc., Potlatch
Corporation, Sara Lee Corporation,
Silicon Graphics, Inc., Deluxe
Corporation and Prudential Insurance
Company of America. Mr. Jacobson is
Chairman of the Committee on Directors
and Board Affairs and a member of the
Management Compensation and
Organization Committee.

--------------------------------------


 [PHOTO]       J. RICHARD MUNRO


  J. Richard Munro, age 65, has been a
director since 1989. He is chairman of
the executive committee of the board
of directors of Time Warner Inc.
(publishing and communications) and
former co-chairman of the board and co-
chief executive officer of that
company. He is also a director of
Genentech, Inc., Kmart Corporation and
The Kellogg Company. Mr. Munro is a
member of the Audit Committee, the
Management Compensation and
Organization Committee and the Public
Issues Committee.



DIRECTORS' MEETINGS AND COMPENSATION

  During 1995, the Board of Directors met ten times and all current directors attended more than 75 percent of the Board meetings and their respective Board committee meetings.

  Employee directors receive no additional compensation for service on the Board of Directors or its committees. Each non-employee director receives an annual retainer comprised of $36,000 and 100 shares of Mobil common stock in the form of stock equivalents. Non-employee directors also receive a fee of $1,250 for each Board meeting and committee meeting attended, plus travel allowances where appropriate. Directors who chair committees receive additional annual fees of $8,000.

  Under the Deferred Fee Plan, non-employee directors may defer, until a specified later date or retirement, receipt of all or a part of their fees and the cash portion of their annual retainers. Deferred amounts may either be credited with notional interest or be represented by stock equivalents which earn notional dividends equal to dividends declared on Mobil common stock. Notional interest on deferred cash accounts is credited at the average rate for 10-year U.S. Treasury bonds over a six-month period, plus 1%, currently 7.19% per year.

  Non-employee directors may not participate in Mobil's incentive compensation or other employee benefit programs. However, Mobil provides $100,000 of non-contributory group life insurance and $500,000 of accidental death insurance for accidents occurring while on Mobil business. Mobil also provides a retirement income plan of 10% of the annual retainer fee for each year of service, up to 100%, for non-employee directors who have served at least five years and are age 60 or older. The mandatory retirement age for non-employee directors is age 72. The retirement benefits are payable for the life of the director and, after his or her death, up to eight additional annual payments to the surviving spouse or a dependent.

COMMITTEES OF THE BOARD

  The functions and current membership of the four standing committees established by the Board are described below. Each committee met regularly during the year and promptly following each meeting advised the full Board of its actions and recommendations.

  The AUDIT COMMITTEE, established in 1969, met three times during 1995. The Committee reviews with the independent auditors and Mobil's General Auditor the general scope of their respective audit coverages. Such reviews include consideration of Mobil's accounting practices, procedures and system of internal accounting controls and any significant problems encountered. The Committee also recommends to the Board the appointment of Mobil's principal independent auditors.

  At least annually, the Committee reviews the services performed and the fees charged by the independent auditors engaged by Mobil and determines that the non-audit services rendered by the independent auditors do not compromise their independence.

  The independent auditors and Mobil's General Auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls or any other matters relating to Mobil's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

  The Audit Committee is composed entirely of non-employee directors. Members of the Committee are: Lewis M. Branscomb (Chairman), Donald V. Fites, Helene
L. Kaplan, J. Richard Munro, Aulana L. Peters and Robert G. Schwartz.

  The COMMITTEE ON DIRECTORS AND BOARD AFFAIRS, established in 1977, met three times during 1995. The Committee reviews and makes recommendations to the Board regarding corporate governance matters including effectiveness of the Board, its committees and individual directors; procedures of the Board and its committees; and the composition, duties and responsibilities of the committees. The Committee also reviews and makes recommendations to the Board regarding compensation and meeting fees of non-employee directors.

  In addition, the Committee proposes to the Board a slate of directors for election by the shareholders at the annual meeting and identifies and proposes to the Board candidates to fill Board vacancies. The Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director.

  The Committee will consider candidates proposed by stockholders in accordance with the following procedure:

  Nominations should be sent to the Secretary of the Committee on Directors and Board Affairs, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Nominations should describe the qualifications of the candidate and should be accompanied by a written statement that the candidate is willing to serve and is committed to representing the interests of all the stockholders. Candidates must be endorsed by a member of the Committee on Directors and Board Affairs or be supported by the holders of not less than 200 shares of common stock. This number is subject to periodic review by the Committee on Directors and Board Affairs.

  Nominations by stockholders may also be made at an annual stockholders' meeting in the manner provided in the Corporation's By-Laws. The By-Laws require, among other things, that written notice must be given to the Corporation of such nominations, at least 90 days prior to the anniversary date of the preceding annual meeting. For a description of the full procedure governing such nominations, reference is made to the By-Laws, a copy of which is available from the Secretary of the Corporation. At any meeting of stockholders, the presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedure specified in the By-Laws.

  The Committee on Directors and Board Affairs is composed entirely of non-employee directors. Members of the Committee are: Allen F. Jacobson (Chairman), Lewis M. Branscomb, Donald V. Fites, Charles A. Heimbold, Jr., Helene L. Kaplan and Charles S. Sanford, Jr.

  The MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE, established in 1960, met six times during 1995. The Committee reviews, approves and recommends to the Board: (1) the Corporation's employee and management compensation and benefit policies; (2) management incentive compensation plans, including stock option plans; (3) the amount and form of compensation of employee directors and senior managers of the Corporation, and (4) all senior management appointments and any significant structural changes in the management and organization of the Corporation. The Committee also administers the Mobil incentive compensation and stock option plans.

  The Management Compensation and Organization Committee is composed entirely of non-employee directors. Members of the Committee are: Robert G. Schwartz (Chairman), Allen F. Jacobson, Samuel C. Johnson, Helene L. Kaplan, J. Richard Munro and Charles S. Sanford, Jr.

  The report of the Committee on Executive Compensation is set forth beginning on page 14.

  The PUBLIC ISSUES COMMITTEE, established in 1973, met three times during 1995. The Committee reviews and makes recommendations regarding: (1) Mobil's domestic and international policies, programs, position and strategies involving political, social and environmental trends and issues; (2) shareholder proposals; (3) support of business, charitable and educational organizations; and (4) the Corporation's employment and workplace policies and practices, including those relating to equal employment opportunity, non-discrimination and diversity in the workplace.

  The Public Issues Committee is composed entirely of non-employee directors. Members of the Committee are: Samuel C. Johnson (Chairman), Donald V. Fites, Charles A. Heimbold, Jr., J. Richard Munro, Aulana L. Peters and Charles S. Sanford, Jr.

ITEM 2--APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires, in accordance with its established policy, to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, Fairfax Square-Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709, as independent auditors of Mobil and its subsidiaries for the year 1996.

  Ernst & Young has been serving Mobil and its subsidiaries for many years. It has no direct financial interest or any material indirect financial interest in Mobil or any of its subsidiaries and while serving as independent auditor has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer or employee. During 1995, Ernst & Young rendered audit services amounting to $13.4 million.

  The Audit Committee recommended and the Board approved the appointment of Ernst & Young as independent auditors. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Ernst & Young in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. The Audit Committee has expressed its satisfaction with Ernst & Young in these respects.

  Representatives of Ernst & Young will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from stockholders attending the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING:

  "RESOLVED, that the appointment, by the Board of Directors of the Corporation, of Ernst & Young LLP as independent auditors of the Corporation and its subsidiary companies, for the year 1996, be and hereby is approved and ratified."

  In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1996 will be permitted to stand unless the Board finds other good reasons for making a change.

STOCKHOLDER PROPOSALS--GENERAL

  In addition to the matters to be presented by Mobil as set forth in the Notice of Annual Meeting, stockholders are asked to consider seven proposals submitted by stockholders. Mobil knows of no other matters which properly may be presented at the meeting. Proposals and suggestions received from stockholders are given careful consideration. The Corporation has adopted a number of such proposals and suggestions when they were in the best interests of the Corporation and its stockholders.

  Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 1997 Annual Meeting if they are received by Mobil before the close of business on November 18, 1996. Any proposal should be directed to the attention of the Secretary, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001.

ITEM 3--LIMIT AUTHORITY TO ISSUE PREFERRED STOCK

  Management has been advised that the College Retirement Equities Fund, 730 Third Avenue, New York, New York 10017, the holder of 3,684,699 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine;

  WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;

  WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;

  WHEREAS, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

  RESOLVED that the shareholders request that the Board:

   Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

  I. The Board can limit shifts in control of the Company by placing a block of preferred stock in friendly hands without shareholder approval.

  Blank check preferred can be issued by the Board for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.

  II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions.

  Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.

  III. Blank Check preferred should not be used by the Board to disadvantage shareholders without their consent.

  The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers--a use that is not necessarily in the best interests of shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  This proposal was presented at each of the last two annual meetings, and last year, over 60% of the votes cast were voted against it. Your Board continues to believe, for the same reasons we articulated last year and the year before, that its adoption would be unwise and adverse to the shareholders' interests.

  First, and most importantly, the proposal would deprive the Board of one of the means it now has to protect the shareholders' interests by deterring or repulsing coercive, two-tier and bargain-price offers for the Company. The capacity to issue preferred stock, together with other protective measures now available, does not prevent tender offers, but serves to enhance the Board's bargaining position on behalf of the shareholders if and when they might be made. Your Board feels strongly that the elimination of any of those protective measures would adversely affect that bargaining position, and thus the interests of the shareholders. Any future issuance of preferred stock would, of course, have to comply with the Board's fiduciary duty to act in the best interests of the Corporation and its shareholders, subject to the heightened level of scrutiny applied by the Delaware courts in takeover situations. The proponent does not suggest that the Board has in the past abused its authority to issue preferred stock and cites no reason as to why it would not fully perform its fiduciary obligations in the future. In fact, the Board has in the past always fulfilled these obligations in full measure, and it would do so similarly in the future.

  Second, the proposal could curtail the Corporation's ability to issue preferred stock for financings, acquisitions and additional equity capital. While it purports to permit the Board to issue preferred stock for these purposes, it effectively negates this permission by requiring shareholder approval if the issue effects a change in voting power. Since it is literally impossible to issue any preferred stock which does not effect some change in voting power from what it was immediately before, this requirement would be an undesirable limitation on the Board's discretion in negotiating the issuance of shares with underwriters in connection with capital raising or with purchasers in a merger-acquisition situation, where voting rights, like the dividend rate and other basic terms, are a matter of negotiation. Your Board believes strongly that the imposition of any limitation on the Corporation's ability to issue preferred stock for these purposes would not be in the best interests of the Corporation and its shareholders.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 4--CUMULATIVE VOTING

  Management has been advised that Dr. Thomas R. Sifferman, 3051 Camino De Las Piedras, El Cajon, California 92019, the beneficial owner of 131 shares of Mobil common stock and 135 units of interest in shares of Series B ESOP Convertible Preferred Stock (equivalent to 1.35 such shares), intends to submit the following proposal at the meeting:

  IMPROVED ELECTION PROCEDURE FOR THE BOARD OF DIRECTORS INVOLVING CUMULATIVE VOTING

  WHEREAS,

   Mobil has nomination procedures that make it difficult for stockholders to have their nominees elected to the Board of Directors and

   Directors are presently elected for a three year term with one vote available for each nominee for each share voted.

  BE IT RESOLVED THAT THE STOCKHOLDERS REQUEST MOBIL TO IMPLEMENT THE PROPOSAL BELOW:

    Change the election procedure for the Board of Directors TO ALLOW CUMULATIVE VOTING (total votes are equal to the number of shares times the number of directors to be elected). This proposal would only be effective for nominees for Director at meetings subsequent to the 1996 Annual Meeting and would, therefore, not affect the unexpired terms of the existing Directors.

    If you agree with this proposal, please mark your proxy FOR. Otherwise, it is automatically cast against, unless you have marked to abstain.

                             SUPPORTING STATEMENT

  This proposal would allow stockholders to have more influence on the election of THEIR (not management's) Board and, consequently, the future of THEIR company.

  Cumulative voting allows stockholders to select the nominee(s) they want to vote for and to cast all their votes for a single (or several) candidates(s). Therefore, nominee(s) that are receptive to stockholders' rights (such as better nomination procedures and annual terms for Directors, as outlined below) could be more easily elected. CALIFORNIA LAW requires state pension and college funds to be voted in FAVOR of cumulative voting proposals. Many successful corporations, such as PENNZOIL (ANOTHER OIL COMPANY) AND INGERSOLL-RAND allow cumulative voting.

  Current procedures allow nominations to the Committee on Directors and Board Affairs (hereafter called "Affairs") by holders of not less than 200 shares. However, the Affairs Committee rarely, if ever, approves any stockholder candidates and effectively becomes a "GATEKEEPER" for the Board. This pre-empts stockholder rights. Nomination at the Annual Meeting itself is a SHAM since only "TOKEN" votes will be counted, because most ballots are cast by proxy BEFORE THE MEETING.

  Annual terms allow stockholders to yearly evaluate ALL Directors. The current three year staggered terms (called classes in Mobil's By-Laws) are not responsive to stockholders. Presently, an 80% affirmative vote is needed to remove an incumbent Director. ARCO (ANOTHER MAJOR OIL COMPANY) and WESTINGHOUSE VOLUNTARILY changed to annual terms. The newly merged Lockheed-Martin company ended staggered terms. Allegheny Power Systems TRIED to take away both cumulative voting and annual terms, but their stockholders did not allow the change which would have reduced their rights.

  Management often CONTENDS that the current system of one vote per Director allows continuity and stability. IF Directors are responding to stockholders' needs, they can retain their Directorships for many years.

  I strongly encourage you to mark FOR on your ballot. Thanks.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  Proposals calling for cumulative voting in the election of directors have been submitted seven times in the past, and each was defeated by an overwhelming majority of the shares voted on the proposal. The Board of Directors believes that in a large publicly-held company such as Mobil, each director should feel a responsibility to represent the stockholders as a whole and not any special group of stockholders. Directors elected through cumulative voting tend to be representatives of separate groups of stockholders, each looking after special interests, and not working together for the maximum benefit of all stockholders. The Board of Directors therefore recommends a vote against the proposal.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 5--DISCONTINUE USE OF STOCK OPTIONS

  Management has been advised that Robert D. Morse, 212 Highland Ave., Moorestown, N.J. 08057-2717, the holder of 1,000 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  PROPOSAL:

  That the Company discontinue use of all options, rights, SAR's, etc. after termination of existing agreements with management and directors.

  REASONS:

  These increased benefits have failed to produce the claim that it holds and retains qualified personnel.

  Notice the increasing number of management persons who have left simply because of better corporate offers.

  We as shareowners are being gradually undervalued with each issuance. Call a halt by voting YES!

  Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administration costs of distribution and record keeping.

  Executives and Directors are compensated enough to buy stock on the open market, just as you and I, if we are so inclined.

  Again, vote YES! Thank you.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  This proposal calls for Mobil to end the practice of granting stock options to employees. Your Board believes strongly that terminating this practice would not be in the interests of the stockholders. It would also be contrary to the stockholders' expressed endorsement of the practice.

  Mobil grants stock options to key employees to emphasize the importance of increasing stockholder value over the long term, and to encourage and facilitate the employees' personal ownership of Mobil common stock. Under Mobil's stock option program, each option's exercise price is the market price of the Corporation's common stock on the date of grant. Thus, for the option to be of value to the employee, the market price of the common stock must increase. This serves to link directly the financial interests of key employees with those of the stockholders, which helps to focus employee attention on the strategies and actions needed to create and enhance value for stockholders over the long term. Eliminating this program would, in the Board's view, weaken this link and therefore not be in the stockholders' interests.

  Mobil's stock option program is not merely one of four diverse compensation elements which, together, are intended to provide key employees with total compensation which is competitive with that paid by Mobil's peer companies. It also helps facilitate these employees' personal ownership of Mobil common stock, which again serves to align their interests with those of the stockholders. In this connection, in 1995, the number of employees eligible to receive options was more than doubled, and stock ownership guidelines were developed to encourage these employees to utilize the stock option program for purposes of investing in and holding Mobil stock. Eliminating this program would make it substantially more difficult for these employees to achieve significant stock ownership, a consequence which, the Board believes, would not be in the stockholders' interests.

  Mobil adopted its first stock option plan in 1960, and has adopted a number of successor plans since that time. Each of these plans has been approved by the stockholders. Most recently, at last year's Annual Meeting, the stockholders were asked to vote on Mobil's 1995 Incentive Compensation and Stock Ownership Plan. One of the components of this Plan is a program of granting stock options to key employees. At the Annual Meeting, over 78% of the votes cast were cast in favor of the Plan. Mobil's Board believes that this vote, like the overwhelmingly affirmative votes of stockholders approving prior plans providing for grants of stock options, demonstrates clearly that stockholders strongly support and endorse the making of such grants.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

                                ---------------

                            EXECUTIVE COMPENSATION
           MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The Management Compensation and Organization Committee of Mobil's Board of Directors consists of six directors who are neither employees nor officers of the Company. The Committee regularly reviews the Corporation's executive compensation policies and programs and determines the compensation of the senior executive officers. The Committee's decisions on compensation of the Chairman and Chief Executive Officer and other employee directors are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board.

  The executive compensation program includes four elements which, in the Committee's view, constitute a flexible and balanced method of establishing total compensation for senior management. The four compensation elements, further discussed below, are: base salary, short-term incentive, long-term incentive, and stock options.

  The Committee's overall philosophy regarding the compensation of Mobil's executive officers is that such officers should receive total compensation that is equal to the average for comparable positions paid by the seven petroleum comparator or peer companies referred to under "Base Salaries" below when the Corporation's performance is average compared to those companies; total compensation that is below the average for comparable positions when the Corporation's comparative performance is below average; and total compensation that is above the average for comparable positions when the Corporation's comparative performance is above average.

BASE SALARIES

  The Committee annually reviews salary ranges for senior positions and approves adjustments necessary to align these ranges with the competitive rates of pay reported by seven major petroleum companies for similar positions. These companies constitute Mobil's petroleum comparator group, as named in the Performance Graph on page 18, except that the salary data for the U.S. subsidiaries of British Petroleum Company p.l.c. and Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c. are used because parent company data are not available. These seven companies have been chosen as comparators because they are the major companies in direct competition with Mobil in most of its areas of business.

  The Committee annually adopts guidelines for executive salary increases which are consistent with guidelines for all Mobil salaried employees. These guidelines are based generally on the average salary increase budget within the comparator group. Actual salaries within the established salary range are determined based on the individual executive's performance and experience level.

  In accordance with the above procedures and guidelines, effective May 1, 1995, the Board increased Mr. Noto's base salary to $850,000. Because he is still relatively new to his position, Mr. Noto's base salary continues to be substantially below both the average and median base salary paid for such a position by the companies in the petroleum comparator group.

SHORT-TERM INCENTIVE PROGRAM

  The goal of the short-term incentive program is to place a portion of executives' annual cash compensation at risk to encourage and reward sustained high performance each year.

  Under guidelines adopted by the Committee for administering the 1995 Mobil Incentive Compensation and Stock Ownership Plan (the "1995 Plan"), under which short term incentive awards for 1995 were made, a short-term incentive award target has been set for each eligible employee. This target is the difference between the estimated total cash compensation (base salary plus short-term incentive award) for comparable positions at the petroleum comparator companies and the midpoint of the salary range for the employee's salary grade. This target is then multiplied by a performance factor which, in the case of the Chairman and Chief Executive Officer and the other four executive officers identified in the Summary Compensation Table on page 19 (the "named executive officers"), can range from 0 to 1.5 depending equally on the Corporation's ranking in Return on Capital Employed and its Earnings per Share growth during the preceding year, in each case relative to that of the peer companies during the same year. In the case of executives other than the named executive officers, the target multiplier will depend also on individual and applicable division and business unit performance.

  1995 was an excellent year for the industry in general and for Mobil with operating earnings for the Company improving by more than 25% over 1994. Based on the Corporation's performance during 1995, however, Mobil's ranking among its peers was third in Return on Capital Employed and fifth in Earnings per Share growth indicating an average relative performance which resulted in a performance factor of 1.0. The Committee approved an award of $675,000 for Mr. Noto which, under the terms of the 1995 Plan, corresponds with the above-mentioned performance factor.

LONG-TERM INCENTIVE PROGRAM

  The long-term incentive program links executive rewards to growth in long-term shareholder value. The program focuses executives' attention on the Corporation's performance over a period longer than one year. In the opinion of the Committee, this program is a key tool in building value for Mobil shareholders, because it rewards the strategic decisions on capital investments which are necessary for success in the petroleum industry. It is structured in four-year performance cycles during which achievement of longer term financial, strategic, and operational objectives is measured.

  Contingent stock equivalents (also known as performance shares) are allotted annually at the beginning of each four-year performance period. The number of performance shares allotted to each executive is calculated by multiplying base salary by a percentage which varies with the position level, and then converting these amounts into performance shares at the average market price over the 30 trading days immediately preceding the date of allotment. In accordance with the 1991 Mobil Incentive Compensation and Stock Option Plan (the "1991 Plan"), under which the contingent allotments for the 1992-1995 period were made, amounts equal to dividends paid on Mobil common stock are paid during the four-year cycle for the performance shares allotted. At the end of the four-year performance period, the Committee determines what percent of the performance share allotments should be converted into actual awards. The policy for determining actual awards is based on Mobil's performance relative to its petroleum comparator group using five criteria: earnings per share growth, return on capital employed, total shareholder return, other defined operating and financial factors relative to competition, and the degree to which Mobil's internal corporate objectives are achieved. In assessing performance for the cycle, the Committee assigns equal weight, or 20%, to each of the five criteria. If the Committee approves any actual awards based on Mobil's relative performance, its policy is to approve awards within a range of 40% to 120% of the performance shares allotted, according to the discretion of the Committee. The design of the Plan provides a normal award of 100% when Mobil achieves average performance within its peer group, with higher or lower percentage payments for higher or lower than average performance.

  Mobil's performance for the 1992-1995 period was compared in detail with the performance of the seven companies in its petroleum comparator group, using the criteria defined above. Relative to the comparator group Mobil's annual total return to shareholders ranked first at 18.3% over the four-year cycle. Mobil's relative ranking in earnings per share growth improved over the previous cycle to second and return on capital employed remained the same as in the last cycle, slightly above the middle of the comparator group. Mobil successfully achieved, or made significant progress towards achieving, all of its stated internal objectives, and was particularly effective in its cost reduction initiatives. Taking all of these factors into account, the Committee judged Mobil's overall performance to be among the best of its peers during the performance cycle, and approved actual awards for the 1992-1995 period at 110% of the performance shares allotted.

  These contingent allotments were made in January 1992 when the market value of Mobil common stock was $66.95 per share. Actual awards at the end of the cycle thus include appreciation in the market value of Mobil common stock of $44.64 per share between January 1992 and January 1996. As a result, Mr. Noto received an actual award of $870,733. This was based on an allotment of 7,094 shares which, based on the market value of Mobil common stock at the time of the allotment of $66.95 per share, had a nominal "value" at the time of grant equal to his then-annual salary as Chief Financial Officer of the Company.

STOCK OPTIONS

  Stock options are granted to emphasize the importance of increasing shareholder value over the long term, and to encourage and facilitate the executives' personal ownership of Mobil stock. The Committee's policy is to grant options annually, at fair market value, to sustain executives' long-term perspective. The Committee has established stock ownership guidelines which provide a strong incentive for executives to strive for long-term results and to become significant Mobil shareholders. These guidelines call for the Chairman and Chief Executive Officer to own Mobil stock equal in value to a minimum of ten times annual salary, and the other named executive officers to own Mobil stock equal in value to a minimum of eight times their respective annual salaries. A five year period for compliance with these guidelines is provided for executives moving to positions requiring higher levels of stock ownership.

  Stock option grant size is related to the level of responsibility and individual performance of executives and is intended, in conjunction with the Long-Term Incentive Program, to provide executives with the opportunity for total average long-term incentive compensation equivalent to that afforded for comparable positions by the petroleum comparator companies over time. Because a number of Mobil's competitors have just one form of long-term compensation, generally stock options, the grant size is not targeted to the number of options granted by other companies.

  In 1995, the Committee awarded Mr. Noto 70,000 stock options. This is the same number granted in 1994 and the Committee believes it is competitively justified as described above.

OTHER COMPENSATION

  In 1995 Mobil changed its policy with regard to the timing of merit increases for all U.S. salaried employees. Historically, these increases have taken place on each employee's anniversary date and the amount of the increase was added to base pay. In 1995 a common merit increase date of July 1st was adopted and all salaried employees were awarded a transitional adjustment amount, pro-rated based on the date of their last merit increase. This amount was paid as a lump sum instead of being added to base pay. Since Mr. Noto had received his last merit increase on May 1, 1995, he received a transitional lump sum payment on July 1, 1995 of $15,000, representing 2/12 of a normal merit adjustment.

SUMMARY

  The Committee believes that the compensation program described above effectively links executive and shareholder interests and provides incentives that are consistent with the long-term strategies required for success in the petroleum industry. Generally, a majority share of senior executives' total compensation is structured in the form of incentives which reward the executive depending on corporate and individual performance. Within the program's mix of performance-based incentives, an executive has an opportunity to earn above average total compensation for above average corporate and individual performance.

  Each year, the Committee reviews the compensation program, giving particular attention to the program's linkage to increasing shareholder value while maintaining competitive total compensation within the petroleum comparator group. Since the competitive market for executive talent extends beyond the petroleum industry, cross-checks are also made each year against a broader comparator group. As in the prior year, in 1995 an independent consultant reviewed for the Committee the total compensation of the Chairman and Chief Executive Officer and other senior executives, based on a survey of comparable positions at twenty-two other major corporations of similar size, complexity and quality from both the oil and other industries.

  The compensation of Mobil's senior executives in aggregate has ranged from the 55th to the 75th percentiles of the compensation paid by the twenty-two company comparator group over the past ten years. In 1995 and on average over the ten-year period, the percentile ranking of Mobil's total compensation was below the percentile ranking of its total return to shareholders. For the period 1986 through 1995, the Company's total return to shareholders ranked at the 90th percentile of the comparator group while compensation for the senior executives was at the 75th percentile. In the past year Mobil's total executive compensation has declined to the 55th percentile, while total return to shareholders has remained relatively constant at the 70th percentile.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

  All awards made to the named executive officers under the 1995 Plan are intended to qualify as performance-based compensation and should therefore be fully deductible for Federal income tax purposes. Awards made under prior Plans are deductible for Federal income tax purposes to the extent permitted by transitional rules provided by Internal Revenue Service regulations.

  The Committee recognizes the possibility that at times, the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph, may exceed $1 million and therefore may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified so as to preserve any deduction otherwise available.

  Management Compensation and Organization Committee

   Robert G. Schwartz, Chairman   Helene L. Kaplan
   Allen F. Jacobson              J. Richard Munro
   Samuel C. Johnson              Charles S. Sanford, Jr.

PERFORMANCE GRAPH

        The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, on Mobil common stock, with other indexes:

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN (1)
        AMONG MOBIL, S&P 500 INDEX AND SEVEN MAJOR PETROLEUM COMPANIES (2)

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                            SEVEN MAJOR
Measurement Period           MOBIL             S&P          PETROLEUM
(Fiscal Year Covered)        CORPORATION       500 INDEX    COMPANIES
---------------------        ---------------   ---------    -----------
Measurement Pt-12/31/1990    $100.00           $100.00      $100.00
FYE 12/31/1991               $123.00           $130.00      $108.00
FYE 12/31/1992               $120.00           $140.00      $107.00
FYE 12/31/1993               $157.00           $154.00      $129.00
FYE 12/31/1994               $174.00           $156.00      $138.00
FYE 12/31/1995               $240.00           $215.00      $182.00

        Assumes $100 invested on December 31, 1990, in Mobil common stock, S&P 500 Index, and a composite index, weighted by market capitalization each year, of the following seven major petroleum companies: Exxon Corporation, Chevron Corporation, Amoco Corporation, Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c., and Texaco Inc.

-----------

(1) Total return assumes reinvestment of dividends
(2) Fiscal year ending December 31.

  The following table presents information for the past three years for the Chief Executive Officer and the other four most highly compensated executive officers of Mobil.


                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                               --------------------
                                      ANNUAL COMPENSATION        AWARDS    PAYOUTS
                                  ---------------------------- ---------- ---------
                                                      OTHER    SECURITIES
                                                      ANNUAL   UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                          COMPEN-    OPTIONS/    LTIP     COMPEN-
  AS OF DECEMBER 31, 1995    YEAR  SALARY   BONUS   SATION (1)  SARS(2)    PAYOUTS  SATION(3)
---------------------------  ---- -------- -------- ---------- ---------- --------- ---------
Lucio A. Noto.............   1995 $833,333 $675,000  $ 93,028    70,000   $ 870,733  $74,383
  chairman of the board      1994  770,833  525,000   112,533    70,000     609,713   53,958
  and chief executive        1993  608,333  550,000    94,682    50,000     463,784   42,583
  officer, Mobil
  Corporation
Paul J. Hoenmans..........   1995  745,000  400,000   103,972    35,000   1,109,089   94,950
  director, Mobil            1994  725,000  380,000   130,234    35,000     789,011   50,750
  Corporation; executive     1993  678,332  400,000   121,846    35,000     618,431   47,483
  vice president, Mobil
  Oil Corporation
Eugene A. Renna...........   1995  660,000  400,000    89,316    35,000   1,008,212   54,760
  director, Mobil            1994  636,667  380,000   113,512    35,000     717,274   44,567
  Corporation; executive     1993  595,833  400,000   107,923    35,000     556,557   41,708
  vice president, Mobil
  Oil Corporation
Robert O. Swanson.........   1995  600,000  400,000    73,453    35,000     788,269   71,960
  director and senior vice   1994  547,500  335,000    91,848    35,000     553,602   38,325
  president, Mobil           1993  501,667  345,000    84,328    30,000     404,740   35,117
  Corporation
Thomas C. DeLoach, Jr.....   1995  470,000  260,000    44,254    27,500     481,174   49,400
  senior vice president      1994  421,250  250,000    53,550    25,000     290,397   29,488
  and chief financial        1993  385,000  260,000    49,143    25,000     227,214   26,950
  officer, Mobil
  Corporation

-------
(1) Dividend equivalent payments in respect of allotments of contingent share equivalents under the long-term incentive program.
(2) Number of shares covered by grants in 1993 may be exercised as stock options or Stock Appreciation Rights (SARs); number of shares covered by grants in 1994 and 1995 may be exercised as stock options only.
(3) Company allocations to Mobil's Supplemental Employees Savings Plan and in 1995, transitional lump sum payments of $15,000 to Mr. Noto, $40,000 to Mr. Hoenmans, $8,000 to Mr. Renna, $28,000 to Mr. Swanson, and $20,000 to Mr. DeLoach as a result of a change in a company-wide salary administration policy relating to the timing of merit increases.

THE FOLLOWING TWO TABLES PRESENT FURTHER DETAILS ON STOCK OPTIONS.


                           OPTION/SAR GRANTS IN 1995

                                                                        POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                    VALUE AT ASSUMED
                         -----------------------------------------          ANNUAL RATES
                         NUMBER OF  % OF TOTAL                             OF STOCK PRICE                  GRANT DATE
                         SECURITIES  OPTIONS                              APPRECIATION FOR                  PRESENT
                         UNDERLYING GRANTED TO EXERCISE                    OPTION TERM(2)                   VALUE(3)
                          OPTIONS   EMPLOYEES  OR BASE  EXPIRATION ------------------------------------    ----------
      NAME               GRANTED(1)  IN 1995    PRICE      DATE       0%           5%           10%
      ----               ---------- ---------- -------- ---------- --------    ----------    ----------
                                                                   $87.3125(4) $   142.22(4) $   226.46(4)
Lucio A. Noto...........   70,000      2.6%    $87.3125 2/23/2005  $      0     3,843,525     9,740,325    $1,136,800
Paul J. Hoenmans........   35,000      1.3%    $87.3125 2/23/2005  $      0     1,921,763     4,870,163    $  568,400
Eugene A. Renna.........   35,000      1.3%    $87.3125 2/23/2005  $      0     1,921,763     4,870,163    $  568,400
Robert O. Swanson.......   35,000      1.3%    $87.3125 2/23/2005  $      0     1,921,763     4,870,163    $  568,400
Thomas C. DeLoach, Jr...   27,500      1.0%    $87.3125 2/23/2005  $      0     1,509,956     3,826,556    $  446,600

-------
(1) Number of shares covered by grants which may be exercised as stock options. Options may be granted to employees as Incentive Stock Options as defined in the Internal Revenue Code ("qualified options") or options which are not so qualified ("non-qualified options"). All options are granted at an option price equal to the fair market value of a share of Mobil common stock on the date of grant (but not less than the par value) for up to ten years after grant as determined by the Management Compensation and Organization Committee. All options are 100% exercisable after three years. Options are not transferable by the employee. If the employee dies before exercising an option, it may be exercised on behalf of his or her estate or distributed to an heir or legatee.
(2) The figures shown are potential future undiscounted values and are unrelated to the Grant Date Present Values shown in the next column.
(3) Value based on modified Black-Scholes option pricing model which includes assumptions for variables such as interest rates, stock price volatility and future dividend yield. The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model assumptions used will prove to be accurate cannot be known at the date of grant. The Black-Scholes model produces a value based on freely tradable securities. Mobil employee stock options are not transferable so the "present value" shown cannot be realized by the holder. Recognizing the limitations of the model as described, the following assumptions were used to estimate the Grant Date Present Value: dividend yield of 4.21%, continuously compounded semi-annual risk-free interest rate of 7.27%, and estimated volatility of 18%. Mobil stock options are issued at the fair market value of its stock on the date of grant, and terminate if unexercised after ten years. The holder can derive a benefit only to the extent the market value of Mobil common stock is higher than the exercise price at the date of the actual exercise.
(4) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of Mobil common stock at the end of the ten-year option term would be $87.31, $142.22, or $226.46, as the case may be.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                        AND YEAR-END OPTION/SAR VALUES


                                                        NUMBER OF
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING      UNEXERCISED
                                                       UNEXERCISED      IN-THE-MONEY
                                                     OPTIONS/SARS AT  OPTIONS/SARS(4)
                                                          FY-END         AT FY-END
                                                     ---------------- ----------------
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
        NAME             ON EXERCISE(1)  REALIZED(2) UNEXERCISABLE(3) UNEXERCISABLE(3)
        ----             --------------- ----------- ---------------- ----------------
Lucio A. Noto...........     18,582      $  652,691      133,854         $6,051,737
                                                         104,381          2,882,966
Paul J. Hoenmans........     37,263      $1,849,033      158,119         $7,600,628
                                                          51,881          1,431,560
Eugene A. Renna.........     25,141      $  907,513       68,178         $3,085,570
                                                          51,881          1,431,560
Robert O. Swanson.......     30,000      $  753,746       18,119         $  580,940
                                                          51,881          1,431,560
Thomas C. DeLoach, Jr...      8,138      $  287,277       86,730         $4,106,203
                                                          39,381          1,080,466

-------
(1) Represents number of shares covered by stock options or SARs exercised.
(2) Difference between exercise price and market value on date of exercise.
(3) Qualified options granted prior to 1995 were 100% exercisable after one year; non-qualified options granted prior to 1995 were 50% exercisable after one year; 100% exercisable after two years. All options granted in 1995 were 100% exercisable after three years.
(4) Value of unexercised in-the-money options is based on the December 29, 1995 stock price of $112.75.

                                ---------------

                          LONG-TERM INCENTIVE PROGRAM
                         CONTINGENT ALLOTMENTS IN 1995

                                                                      ESTIMATED FUTURE
                            NUMBER OF     PERFORMANCE OR OTHER             PAYOUTS
                         CONTINGENT STOCK     PERIOD UNTIL     -------------------------------
        NAME               EQUIVALENTS    MATURATION OR PAYOUT THRESHOLD   TARGET    MAXIMUM
        ----             ---------------- -------------------- --------- ---------- ----------
Lucio A. Noto...........      11,660           1995-1998          $ 0    $1,314,665 $1,971,997
Paul J. Hoenmans........       6,476           1995-1998            0       730,169  1,095,253
Eugene A. Renna.........       6,476           1995-1998            0       730,169  1,095,253
Robert O. Swanson.......       6,476           1995-1998            0       730,169  1,095,253
Thomas C. DeLoach, Jr...       4,014           1995-1998            0       452,579    678,867

  Under this program, allotments of contingent stock equivalents (also known as performance shares) are determined for participants annually, at the start of a four-year performance period. These allotments are based on dollar amounts, determined by reference to a participant's level within the Company and the midpoint of the participant's salary grade at the beginning of each period, which are then converted into performance shares at the average market price for Mobil common stock over the 30 trading days immediately preceding the allotment. Over the four-year cycle, dividend equivalents will be credited with respect to these allotments and will be immediately converted into additional performance shares. At the end of the period, the Management Compensation and Organization Committee of the Board of Directors determines the extent to which the contingent allotments should be converted into actual awards. The Committee's policy in granting actual awards is based on Mobil's performance relative to its petroleum comparator group using three criteria: earnings per share growth, return on capital employed, and total shareholder return. Payouts under the program are based in part on the price of Mobil's common stock. The price used for the estimates provided is $112.75 per share, the mean of the high and low sales prices of Mobil common stock on the New York Stock Exchange on December 29, 1995. Actual payouts, if any, will be based on the mean of the high and low sales prices of Mobil common stock on such Exchange for a period of thirty trading days at the end of the four-year performance period.

                                 PENSION TABLE

  Mobil's Retirement Plan is qualified under the Internal Revenue Code of 1986, as amended, and is non-contributory. Employees who retire or terminate as vested participants are entitled to receive retirement benefits computed under a final average pay formula and may select either a life annuity or one of several forms of settlement having an equivalent actuarial value at retirement. The approximate annual annuity payable to employees in the higher salary classifications is shown in the following table. To the extent these amounts cannot be provided under the Retirement Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, they will be provided for Messrs. Noto, Hoenmans, Renna, Swanson and DeLoach under a supplemental benefit plan which is not qualified under the Code.

           ESTIMATED ANNUAL BENEFITS UNDER FINAL AVERAGE PAY FORMULA

   EARNINGS CREDITED
     FOR RETIREMENT
     PLAN BENEFITS*                        YEARS OF SERVICE AT RETIREMENT
   -----------------     -------------------------------------------------------------------
                            15       20       25        30        35        40        45
                         -------- -------- --------- --------- --------- --------- ---------
$  600,000.............. $144,000 $192,000 $ 240,000 $ 288,000 $ 336,000 $ 384,000 $ 432,000
   800,000..............  192,000  256,000   320,000   384,000   448,000   512,000   576,000
 1,000,000..............  240,000  320,000   400,000   480,000   560,000   640,000   720,000
 1,200,000..............  288,000  384,000   480,000   576,000   672,000   768,000   864,000
 1,400,000..............  336,000  448,000   560,000   672,000   784,000   896,000 1,008,000
 1,600,000..............  384,000  512,000   640,000   768,000   896,000 1,024,000 1,152,000
 1,800,000..............  432,000  576,000   720,000   864,000 1,008,000 1,152,000 1,296,000
 2,000,000..............  480,000  640,000   800,000   960,000 1,120,000 1,280,000 1,440,000
 2,200,000..............  528,000  704,000   880,000 1,056,000 1,232,000 1,408,000 1,584,000
 2,400,000..............  576,000  768,000   960,000 1,152,000 1,344,000 1,536,000 1,728,000
 2,600,000..............  624,000  832,000 1,040,000 1,248,000 1,456,000 1,664,000 1,872,000

-------
* All benefits shown are annual straight life annuities based on current earnings credited for Retirement Plan benefits. Earnings credited for Retirement Plan benefits represent one-third of the highest consecutive 36 months of base salary ("Salary" in the table on page 19) out of the last 120 months before retirement, plus one-third of 100% of the highest three consecutive completed calendar years of short-term incentive compensation ("Bonus" in the table on page 19) awarded out of the last 10 completed calendar years before retirement. Actual benefit payments would be slightly lower than shown after integration with Social Security benefits, which would vary with individual wage histories. Estimated credited years of service are as follows for Mr. Noto, 35 years; Mr. Hoenmans, 41 years; Mr. Renna, 27 years; Mr. Swanson, 38 years; and Mr. DeLoach, 27 years.

  SPECIAL ARRANGEMENTS RELATING TO POSSIBLE CHANGE OF CONTROL--The Board of Directors has defined certain events, which are described below, the occurrence of which might precede either a threat or a major challenge to control of the Corporation. The Board has indicated that certain arrangements affecting executive employees, including Messrs. Noto, Hoenmans, Renna, Swanson, and DeLoach, might, in the discretion of the Management Compensation and Organization Committee, be implemented upon the occurrence of such events. If an event that might precede a threat to control should occur, these arrangements are accelerated consideration and vesting of awards under the short-term and long-term incentive compensation programs and the Mobil Management Retention Plan and acceleration of the right to exercise any outstanding stock options not currently exercisable. If an event that might precede a major challenge to control should occur, these arrangements are payment of vested awards under the short-term and long-term incentive compensation programs and funding of currently unfunded employee benefits. In addition, if the employment of such persons is terminated within two years of a change of control, as defined below, they would receive payment of special termination allowances and reimbursement of any fees and expenses of counsel in connection with employee claims and costs of financial counseling and tax planning. The Board has also determined that special termination allowances would be paid to all other employees whose employment is terminated within designated periods following a change of control. Awards which would currently be payable as of December 31, 1995, under Mobil's special termination allowance plan, upon involuntary termination of employment after a change of control, are as follows: Mr. Noto, $2,800,000; Mr. Hoenmans, $2,290,000; Mr. Renna, $2,140,000; Mr. Swanson, $1,890,000; and Mr. DeLoach, $1,460,000.

  Under Mobil's Management Retention Plan, conditional deferred awards, the principal amount of which cannot exceed $1 million for any one person during his or her working lifetime, have been made to selected executives whose continued success is considered key to the long-term success of Mobil. Payments, including either notional interest on the awards or the cash value of dividend equivalents if awards are converted to share equivalents, are made only after normal retirement, approved early retirement, death or long-term disability. In the event of a change of control of the Corporation, deferred awards plus either interest or the cash value of dividend equivalents would be payable to participants whose employment has been or is to be terminated. The amounts that would be payable as of December 31, 1995 in such an event are as follows: Mr. Noto, $1,250,547; Mr. Hoenmans, $1,600,000; Mr. Renna, $1,136,038;
Mr. Swanson, $1,429,938, and Mr. DeLoach, $792,308.

  The following are the events defined by the Board the occurrence of which might precede a threat to control of the Corporation: (a) a stockholder or one of a group of stockholders who or which is the beneficial owner of at least 5% of Mobil's outstanding stock (an "interested stockholder") proposes removal of a director or election of a director other than one nominated by the Board, (b) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 10% of Mobil's outstanding stock, (c) an announcement is made of a serious tender offer for some or all of Mobil's outstanding stock, or (d) an interested stockholder proposes a "business combination". A business combination is (i) a merger between Mobil and the interested stockholder, (ii) a sale or other disposition by Mobil of assets worth at least $100 million in a transaction involving the interested stockholder, (iii) the issuance of securities by Mobil to the interested stockholder in exchange for cash or property (including stock or securities) worth at least $100 million, (iv) the adoption of a plan to liquidate or dissolve Mobil, or (v) any reclassification of Mobil's securities, recapitalization of the Corporation, merger of Mobil with any of its subsidiaries or any other transaction which would have the effect of increasing the proportionate share of Mobil's outstanding stock owned by the interested stockholder. The following are the events defined by the Board the occurrence of which might precede a major challenge to control of the Corporation: (1) a date is set for a meeting of stockholders to consider a business combination,
(2) an interested stockholder begins to solicit proxies to propose the election of a director, removal of an incumbent director or a business combination, (3) an announcement is made of a serious tender offer for some or all of Mobil's shares, or (4) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock. A change of control occurs when the incumbent directors (which term includes subsequent directors who are approved by at least a majority of the incumbent directors) cease to constitute a majority of the Board, any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock, or Mobil's stockholders approve the liquidation or dissolution of Mobil, the sale of all of Mobil's assets, or a reorganization or merger following which such stockholders own less than 50% of the outstanding stock of the reorganized or merged company.

                                --------------

                     OWNERSHIP OF MOBIL CORPORATION STOCK

  The following table sets forth, as of March 1, 1996, the beneficial ownership of Mobil's common stock for each director and nominee for director, each executive officer named in the Summary Compensation Table on page 19 who is not a director, and all directors and executive officers as a group. It also sets forth the deferred share equivalents credited to such persons.

                                            BENEFICIAL OWNERSHIP
                                         ---------------------------
                                                                      DEFERRED
                                         SHARES    STOCK                SHARE
DIRECTORS AND EXECUTIVE OFFICERS          OWNED   OPTIONS    TOTAL   EQUIVALENTS
--------------------------------         ------- --------- --------- -----------
Lewis M. Branscomb.....................    1,000         0     1,000      100
Thomas C. DeLoach, Jr..................   47,685   153,611   201,296        0
Donald V. Fites........................    1,808         0     1,808      100
Charles A. Heimbold, Jr................    1,000         0     1,000      100
Paul J. Hoenmans.......................   50,190   264,400   314,590    7,575
Allen F. Jacobson......................    1,158         0     1,158    6,346
Samuel C. Johnson......................   20,000         0    20,000      100
Helene L. Kaplan.......................    4,000         0     4,000    2,795
J. Richard Munro.......................      500         0       500      100
Lucio A. Noto..........................   58,180   308,235   366,415    6,132
Aulana L. Peters.......................      100         0       100    2,250
Eugene A. Renna........................   54,855   155,059   209,914        0
Charles S. Sanford, Jr.................    2,001         0     2,001      481
Robert G. Schwartz.....................    1,000         0     1,000    3,863
Robert O. Swanson......................   55,024   105,000   160,024        0
All directors and executive officers as
 a group, including those named above..  379,917 1,288,188 1,668,105   30,726

  Shares and stock options listed as beneficially owned include 10,028 shares and 19,400 stock options held by family members or family trusts or foundations of certain directors as to which such persons disclaim beneficial ownership. Excluded from the shares listed as beneficially owned are 7,286,005 shares held in accounts of Bankers Trust Company, the principal subsidiary of Bankers Trust New York Corporation, for which Mr. Sanford serves as Chairman of the Board. Sole discretion as to voting and investment power exists as to all remaining shares which the directors and officers presently hold. Stock options refer to the numbers of shares of common stock that may be acquired within 60 days pursuant to employee stock options. Deferred share equivalents are stock equivalents equal in value to common stock which earn dividend equivalents equal to dividends declared on common stock. Non-employee directors receive a portion of their annual retainers in such equivalents and may elect to receive all or part of their fees and the cash portion of their annual retainers in such equivalents under the Deferred Fee Plan referred to on page 7. Incentive awards to employees may be deferred and paid in deferred share equivalents under the 1995 Mobil Incentive Compensation and Stock Ownership Plan and its predecessors. Individuals credited with deferred share equivalents have neither investment nor voting powers in respect of such equivalents.

  No individual named above owns more than 1% of Mobil's outstanding common stock, nor do all directors and executive officers as a group, including those named above. As of March 1, 1996, the Trustee under the Employees Savings Plan of Mobil Oil Corporation held 17,373,249 shares of the common stock of Mobil in such Plan, which is approximately 4.40% of the total number of shares of common stock outstanding at that date. As of the same date, the Trustee under the Mobil Employee Stock Ownership Plan, which is incorporated in the Employees Savings Plan, held all 91,927 outstanding shares of Series B ESOP Convertible Preferred Stock. The shares of common stock and preferred stock so held by such Trustees together represented 6.73% of the votes which may be cast by the voting securities of Mobil outstanding as of March 1, 1996. All such shares of common stock are beneficially owned by participants in the Employees Savings Plan; all such shares of Series B ESOP Convertible Preferred Stock which have been allocated to participants in the Employee Stock Ownership Plan, numbering 36,052, are beneficially owned by such participants, the balance being held for such allocation over the life of the Plan.

                                ---------------

  Pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Mobil's directors and officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, within specified monthly and annual due dates, relating to their ownership of and transactions in the Corporation's equity securities. Aldis V. Liventals, an officer of the Corporation, inadvertently filed one monthly report relating to two transactions after the due date therefor.

                                ---------------

PROXIES AND VOTING AT THE MEETING

  Since many Mobil stockholders are unable to attend the Corporation's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed envelope.

  If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by Mobil. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting or, by voting by ballot at the meeting, cancel any proxy previously returned.

  Stockholder proxies are returned to the Corporation's independent proxy processing agent and the vote is certified by independent Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

  Mobil's Proxy Committee comprises the Chairman, Lucio A. Noto; Chief Financial Officer, Thomas C. DeLoach, Jr.; and Secretary of the Corporation, Charles H. DuBois. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in Item 1 beginning on page 3 should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by Mobil in place of such nominee.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The holders of all outstanding shares of Mobil stock are entitled to vote in person or by proxy on all matters which may come before the meeting. The holders of shares entitled to cast not less than one-third of the votes must be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

  Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Except as stated in Item 2 on pages 9 and 10 in respect of the appointment of independent auditors, approval of each other matter to be voted upon requires the affirmative vote of a majority of the votes of shares present or represented at the meeting and entitled to vote on such matter. Where a stockholder by marking a proxy form or ballot withholds a vote on the election of any director or otherwise indicates that no vote is to be cast on any specific matter to be voted upon (including a non-vote by a broker pursuant to the rules of the New York Stock Exchange), such votes are not counted as entitled to vote with respect to that election or subject matter, as the case may be. Abstentions are counted as votes cast on any matter to which they relate, except that they are not so counted for the purpose of determining whether the percentage tests under the rules of the Securities and Exchange Commission for resubmission of proxy statement proposals have been met. Abstentions have the same effect as "no" votes since in both instances the vote is not part of the affirmative vote required for approval of the matter voted upon.

ATTENDANCE AT ANNUAL MEETING

  All individuals attending must register before entering the meeting hall. Priority seating will be given to stockholders of record, beneficial owners of Mobil stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring a guest. Those unable to attend may request from the Secretary a copy of the report of the proceedings of the meeting.

PROXY SOLICITATION

  The cost of soliciting proxies will be borne by Mobil. To assist in the proxy solicitation, Mobil has engaged Morrow & Co., Inc. for a fee of $20,000 plus out-of-pocket expenses. Mobil will reimburse brokerage houses, banks and other custodians, nominees, and fiduciaries for reasonable expenses, in accordance with the regulations of the Securities and Exchange Commission, the New York Stock Exchange, Inc. and other exchanges, in sending proxy materials to beneficial owners.

  Dated: March 18, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRINTED   [RECYCLED
  IN        PAPER
U.S.A.      LOGO]

[LOGO OF MOBIL CORPORATION]                                                PROXY
--------------------------------------------------------------------------------
         SOLICITED BY THE BOARD OF DIRECTORS  for Annual Meeting of Stockholders

                                             GRAND BALLROOM
                                             HYATT REGENCY RESTON
                                             RESTON TOWN CENTER
                                             1800 PRESIDENTS STREET
                                             RESTON, VIRGINIA 22090
                                             THURSDAY, MAY 9, 1996 AT 10:00 A.M.

The undersigned hereby appoints Lucio A. Noto, Thomas C. DeLoach, Jr. and Charles H. DuBois and any one of them, each with power of substitution, the attorneys of the undersigned to vote all shares held of record on the record date by the undersigned as directed and, in their discretion, on all other matters which may properly come before the 1996 Annual Meeting of Stockholders of Mobil Corporation, and any adjournment thereof. The undersigned directors said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

This card also provides voting instructions for shares held in the Stock Purchase and Dividend Reinvestment Plan. For participants in the Mobil Oil Employees Savings Plan and the Mobil Employee Stock Ownership Plan, if you wish to provide voting instructions for the trustees for shares of Mobil stock credited to your accounts, please FILL IN AND SIGN THIS CARD AND MAIL IT IN TIME TO BE RECEIVED NO LATE THAN NOON ON MAY 6, 1996.

Your vote for six directors may be indicated on the reverse side. Charles A. Heimbold,Jr., Samuel C. Johnson, Helene L. Kaplan, Lucio A. Noto, Aulana L. Peters and Eugene A. Renna have been nominated to serve for a term of three years to expire at the Annual Meeting in 1999.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                              (Continued, and to be signed, on the reverse side)

--------------------------------------------------------------------------------
                             Fold and Detach Here


                          [LOGO OF MOBIL CORPORATION]

Dear Mobil Stockholder:

        Please sign and date the above proxy card and return it promptly using the enclosed envelope. We encourage you to vote your proxy. Your voting instructions will be confidential and will be seen only by authorized personnel of the independent inspectors of election, except as otherwise provided in the proxy statement.

        Thank you in advance for voting on the important items shown on the reverse side of the proxy.

                                             Charles H. DuBois
                                             Secretary

The votes represented by this proxy will be voted as          Please mark
marked by you. However, if you execute and return the          your vote     X
proxy unmarked, such votes will be voted "FOR"                    with
Proposals 1 and 2 and "AGAINST" Proposals 3, 4 and 5.             an X


---------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
---------------------------------------------------------------------
                                                          WITHHELD
                                                 FOR      FOR ALL
1. Election of Directors (duly nominated
   and listed on the reverse side of this        [ ]         [ ]
   proxy)

Withheld for the following only (write the nominee's name(s) in the space below)

--------------------------------------------

                                     FOR      AGAINST      ABSTAIN
2. Ratification of independent
   auditors                          [ ]        [ ]          [ ]
---------------------------------------------------------------------
---------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 3, 4 AND 5.
---------------------------------------------------------------------
3. Limit authority to issue          FOR      AGAINST      ABSTAIN
   preferred stock                   [ ]        [ ]          [ ]

4. Cumulative voting

5. Discontinue use of stock
   options
---------------------------------------------------------------------

PLEASE DATE AND SIGN BELOW AS YOUR NAME APPEARS TO THE LEFT AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY A DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.

Dated                           , 1996
      --------------------------


--------------------------------------
              Signature


--------------------------------------
      Signature if held jointly